LIST OF SUBSIDIARIES



                             State or
                             Other Jurisdiction        Name Under Which
Subsidiary                   of Organization           Business Done
----------                   ---------------           -------------

Central Asian Petroleum,     Delaware                  Central Asian Petroleum,
Inc.                                                   Inc.

Central Asian Petroleum      Guernsey                  Central Asian Petroleum
Guernsey Limited                                       Guernsey Limited

Karakuduk-Munay, Inc.        Republic of Kazakstan     Karakuduk-Munay, Inc.

Road Runnder Services        Colorado                  Road Runner Services
Company                                                Company